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                                                                    EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Resumix, Inc.:

We consent to the incorporation by reference in the proxy statement/prospectus on Form S-4 of TMP Worldwide Inc. of our report dated May 26, 2000, with respect to the consolidated balance sheets of Resumix Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), shareholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of HotJobs.com, Ltd. dated
July 24, 2000 and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

                                          /s/ KPMG LLP

Mountain View, California
October 17, 2001